UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Campus Crest Communities, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2011
2011 ANNUAL MEETING OF STOCKHOLDERS OF CAMPUS CREST COMMUNITIES, INC
PROXY STATEMENT
QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICER COMPENSATION TABLES
PROPOSAL 3: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2011

To our stockholders:
     You are cordially invited to attend the 2011 annual meeting of the stockholders of Campus Crest Communities, Inc., a Maryland corporation, which will be held at the Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina 28211, on April 25, 2011 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:
1.	the election of seven directors to hold office until our 2012 annual meeting of stockholders and until his successor has been duly elected and qualifies;

2.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	the approval, by non-binding vote, of executive compensation; and

4.	the recommendation, by non-binding vote, of the frequency of executive compensation votes.
In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.
     If you own shares of our common stock as of the close of business on March 4, 2011, you can vote those shares by proxy or at the meeting.
          Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about March 16, 2011, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the “Notice”) or (ii) the Notice only, each in connection with the solicitation of proxies by the board of directors for use at the annual meeting and any adjournments or postponements thereof. If you received the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.
     If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.
By order of the board of directors:
DONALD L. BOBBITT, JR.
Executive Vice President, Chief Financial Officer and Secretary
Charlotte, North Carolina
March 16, 2011

2011 ANNUAL MEETING OF STOCKHOLDERS
OF
CAMPUS CREST COMMUNITIES, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina 28211, on Monday, April 25, 2011, at 10:00 a.m., local time. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. On or about March 16, 2011, we are mailing either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the “Notice”), or (ii) the Notice only, to our stockholders of record on March 4, 2011. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the Notice mailed?

A:	The Notice was mailed to stockholders beginning on or about March 16, 2011.

Q:	Who is entitled to vote?

A:	All common stockholders of record as of the close of business on March 4, 2011, the record date, are entitled to vote at the annual meeting.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 30,682,215 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 4, 2011. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each whole share of common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the “stockholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Q:	How do I vote?

A:	Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions.

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet.

Q:	What am I voting on?

A:	You will be voting on:
•	Proposal 1: the election of seven directors to hold office until our 2012 annual meeting of stockholders and until his successor has been elected and qualifies;

•	Proposal 2: the ratification of the appointment of KPMG LLP to act as our independent registered public accounting firm for year ending December 31, 2011;

•	Proposal 3: the approval, by non-binding vote, of executive compensation; and

•	Proposal 4: the recommendation, by non-binding vote, of the frequency of executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.

	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

	Proposal 3: Advisory Vote Approving Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.

	Proposal 4: Advisory Vote on Frequency of Executive Compensation Vote	The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the stockholders.

Q:	How are abstentions and broker non-votes treated?

A:	If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the approval of our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, on the advisory vote approving our executive compensation or on the advisory vote on the frequency of the executive compensation vote, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the votes on the proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Important Change: On July 1, 2009, the SEC approved a change to NYSE Rule 452 that eliminated the ability of brokers to exercise discretionary voting in uncontested director elections. The change prohibits NYSE member organizations from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the annual meeting with respect to the election of directors without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy (other than proxies submitted by an institution subject to NYSE Rule 452) does not provide voting instructions on a proposal, the proxy will be voted as follows:
•	to elect (FOR) each of the director nominees listed in “Proposal 1 — Election of Directors;”

•	in favor of (FOR) “Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm;”

•	in favor of (FOR) “Proposal 3 — Advisory (Non-Binding) Vote Approving Executive Compensation;” and

•	in favor of (FOR) an advisory vote on executive compensation every “3 Years” under “Proposal 4 — Advisory (Non-Binding) Vote on Frequency of Executive Compensation Vote.”

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	What does it mean if I receive more than one Notice?

A:	It means that you have multiple accounts at the transfer agent or with brokers. Please submit all of your proxies over the Internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the company’s website?

A:	Yes. Our website is located at www.campuscrest.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina, 28211, Attention: Corporate Secretary.

PROPOSAL 1: ELECTION OF DIRECTORS
          Our board of directors consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of stockholders.
          At the 2011 annual meeting, all seven directors will be elected to serve until the 2012 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated our current directors, Ted W. Rollins, Michael S. Hartnett, N. Anthony Coles, Richard S. Kahlbaugh, Denis McGlynn, William G. Popeo and Daniel L. Simmons to serve as directors (the “Nominees”). The board of directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.
          The board of directors recommends a vote FOR each Nominee.
The Board of Directors
     Information Regarding the Nominees
          The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the annual meeting. Each of our current directors has served on the board since our initial public offering, which was consummated in October 2010. The board has identified specific attributes of each Nominee that the board has determined qualify that person for service on the board.

Ted W. Rollins Co-Chairman of the Board and Chief Executive Officer Age: 48	Mr. Rollins is the co-chairman of our board of directors and our chief executive officer. Mr. Rollins, together with Mr. Hartnett, founded Campus Crest Group, LLC (“Campus Crest Group”) in 2004. As a co-founder of Campus Crest Group, Mr. Rollins has a comprehensive knowledge of our history and operations and is therefore well qualified to serve as the co-chairman of our board of directors. His core focus has been on operations and finance, while working together with Mr. Hartnett to source development opportunities and oversee construction. Prior to founding Campus Crest Group in 2004, Mr. Rollins, together with Mr. Hartnett, co-founded and managed companies that have successfully developed and operated service-enriched housing properties. Mr. Rollins is an owner of MXT Capital, LLC (“MXT Capital”), which is a holding company whose primary holding is its interest in our company. Mr. Rollins has also directed several private real estate focused investment funds. From 1998 through 2002, he was president of St. James Capital, an investment company focused on research-based, structural land investment and niche income property opportunities. From 1991 to 1996, Mr. Rollins served as president of The Balance Group, a private equity investment group focused on investing in and providing advisory services to small operating companies. Mr. Rollins founded The Balance Group in 1991. He was president of Rollins Investments, Inc., a real estate development and property management company with investments in retail, hospitality and mixed-use developments (“Rollins Investments”) from 1988 to 1991, and chief financial officer of RealtiCorp, a research-based land fund which focused on procurement of land for multi-site users such as retail chains, restaurants and convenience stores from 1996 to 1998. Mr. Rollins serves as the lead independent director and a member of the audit committee and the nominating and corporate governance committee of Fortegra Financial Corporation (NYSE: FRF). He began his career at Drexel Burnham Lambert as a real estate investment banker in 1985. Mr. Rollins received his BSBA from the Citadel and his MBA from the Fuqua School of Business at Duke University.

Michael S. Hartnett Co-Chairman of the Board and Chief Investment Officer Age: 52	Mr. Hartnett is the co-chairman of our board of directors and our chief investment officer. Mr. Hartnett, together with Mr. Rollins, founded Campus Crest Group in 2004. As a co-founder of Campus Crest Group, Mr. Hartnett has a comprehensive knowledge of our history and operations and is therefore well qualified to serve as the co-chairman of our board of directors. His core focus has been on building the development and construction organizations, while working together with Mr. Rollins to oversee operations and finance. Mr. Hartnett is also an owner of MXT Capital. Prior to founding Campus Crest Group in 2004, Mr. Hartnett co-founded and managed companies that have successfully developed and operated service-enriched housing properties. He was the founder and president of the Percheron Group, a real estate development management services company, and partnered with several ownership groups that focused on student housing opportunities across the southeast United States. He was a co-founder and executive vice president of Senior LifeChoice, LLC, a nationally recognized regional developer and operator of service-enriched senior housing communities. He was vice president of Rollins Investments, from 1990 to 1994. Mr. Hartnett received his BS degree in structural engineering from the University of Maine and his MBA from the Fuqua School of Business at Duke University.

N. Anthony Coles Independent Director Age: 50 Committees: • Compensation • Nominating and Corporate Governance	Dr. Coles has been a member of our board of directors since October 2010. Since March 2008, Dr. Coles has served as president and chief executive officer of Onyx Pharmaceuticals, Inc. (NASDAQ: ONXX), a publicly-traded biopharmaceutical company. From November 2005 until March 2008, Dr. Coles served as president and chief executive officer of NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a publicly-traded biopharmaceutical company. From May 2002 to October 2005, Dr. Coles served as senior vice president of commercial operations at Vertex Pharmaceuticals, Incorporated (NASDAQ: VRTX), a publicly-traded biotechnology company. Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees. Dr. Coles’s public-company and business management experience makes him well-qualified to serve on our board of directors. Dr. Coles received his MD from Duke University, his MPH from Harvard University and his BS from Johns Hopkins University.

Richard S. Kahlbaugh Lead Independent Director Age: 50 Committees: • Audit • Nominating and Corporate Governance (Chair)	Mr. Kahlbaugh has been a member of our board of directors since October 2010. Since April 2010, Mr. Kahlbaugh has served as the chairman, chief executive officer and president of Fortegra Financial Corporation (NYSE: FRF) (“Fortegra”), a publicly-traded insurance services company. Since June 2007, Mr. Kahlbaugh has served as the chief executive officer and president of Fortegra and from 2004 until June 2007, he served in various roles at Fortegra, including chief operating officer from 2004 until June 2007, executive vice president from 2006 to 2007 and senior vice president from 2004 to 2006. Mr. Kahlbaugh’s senior management experience, as well as his experience in general business finance and operations, make him well-qualified to serve on our board of directors. Mr. Kahlbaugh received his BA from the University of Delaware and his JD from the Delaware Law School.

Denis McGlynn Independent Director Age: 65 Committees: • Audit • Compensation (Chair)	Mr. McGlynn has been a member of our board of directors since October 2010. Since October 1996, Mr. McGlynn has served as the president and chief executive officer of each of Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) is a publicly-traded gaming and entertainment company. Dover Motorsports, Inc. (NYSE: DVD) is a publicly-traded holding company that markets and promotes motorsports entertainment in the United States. Since November 1979, Mr. McGlynn has served as president of each of Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. Mr. McGlynn’s public company and business management experience makes him well-qualified to serve on our board of directors. Mr. McGlynn received his BBA from Pace College and was an officer in the United States Air Force.

William G. Popeo Independent Director Age: 53 Committees: • Audit (Chair)	Mr. Popeo has been a member of our board of directors since October 2010. Since June 2006, Mr. Popeo has served as the president, chief executive officer and a member of the board of directors of CSC Trust Company of Delaware, a specialty provider of corporate trust, escrow and agency services. Since December 2005, Mr. Popeo has also served as a vice president of CSC Trust Company of Delaware’s parent, Corporation Service Company, where he oversees the independent director and passive investment company businesses. From June 2004 to December 2005, Mr. Popeo was a principal with Sam Park & Company, a commercial real estate development company. Mr. Popeo’s commercial real estate experience, legal background and experience with financial accounting make him well-qualified to serve on our board of directors. Mr. Popeo received his BA, JD and MBA from Boston College and is a certified public accountant and licensed attorney.

Daniel L. Simmons Independent Director Age: 57 Committees: • Compensation • Nominating and Corporate Governance	Mr. Simmons has been a member of our board of directors since October 2010. In January 2002, Mr. Simmons co-founded Harbor Retirement Associates, LLC, a senior living development and management company, and Mr. Simmons has served as a principal of HRA Holdings, LLC, the holding company of Harbor Retirement Associates, LLC, since its founding. Prior to forming HRA Holdings, LLC, Mr. Simmons served as a consultant to CNL Financial Group, Inc., where he provided advice on the formation, registration and strategic direction of CNL Retirement Properties, Inc., a publicly-traded unlisted REIT. Mr. Simmons’ REIT, property development and management experience makes him well-qualified to serve on our board of directors. Mr. Simmons attended Florida State University and the University of South Florida.

Biographical Information Regarding Executive Officers Who Are Not Directors
     Each of the executive officers identified below has served in his respective position since our inception.

Earl C. Howell President and Chief Operating Officer Age: 61	Mr. Howell is our president and chief operating officer. Prior to our initial public offering, Mr. Howell had been providing consulting services to us since October 2009. From 2002 to April 2009, he served in multiple positions with Silverton Bank, and its predecessor, The Bankers Bank, including serving as chief operating officer of Silverton Bank, N.A. from 2007 until his departure in April 2009. In his role as chief operating officer at Silverton, Mr. Howell’s responsibilities included regional branch administration, payment and settlement operations, information technology and human resources, and involved oversight of over 200 employees. In May 2009, subsequent to Mr. Howell’s departure, the Office of the Comptroller of the Currency appointed the Federal Deposit Insurance Corporation as receiver for Silverton Bank, N.A., and in June 2009, Silverton Financial Services, Inc., the parent holding company of Silverton Bank, N.A., filed a chapter 7 petition under the federal bankruptcy code. In May 2009, Mr. Howell founded Harlequin Consulting, a private consulting firm specializing in strategy and executive compensation. In addition to Mr. Howell’s professional experience, he served for 30 years on both active duty and reserve in the U.S. Army, attaining the rank of Colonel, Special Forces and serving with deployments ranging from Vietnam to Bosnia. Mr. Howell received his BA and his MBA from the University of North Carolina at Chapel Hill, and he is also a graduate of the U.S. Army War College.

Donald L. Bobbitt, Jr. Executive Vice President, Chief Financial Officer and Secretary Age: 42	Mr. Bobbitt is our executive vice president, chief financial officer and secretary. Prior to our initial public offering, Mr. Bobbitt served as the chief financial officer of Campus Crest Group since January 2008. From April 2006 to December 2007, Mr. Bobbitt was chief financial officer of Motorsports Authentics, LLC, a private company which marketed and distributed NASCAR motorsports licensed merchandise. Prior to this, Mr. Bobbitt had an eleven-year career with Speedway Motorsports, Inc. (NYSE: TRK), a publicly-traded company, where he served in a variety of positions, including vice president of business operations, assistant corporate controller and vice president of finance. Prior to joining Speedway Motorsports, Inc., Mr. Bobbitt was in the financial services practice at Deloitte & Touche LLP. Mr. Bobbitt received his BS from Wake Forest University and is a certified public accountant.

Brian L. Sharpe Executive Vice President and Division President-Development, Construction and Facilities Age: 52	Mr. Sharpe is our executive vice president and division president of development, construction and facilities. Prior to our initial public offering, since 2006, Mr. Sharpe served as president of Campus Crest Construction and, from April 2008 until December 2009, simultaneously served as the chief operating officer of Campus Crest Group. As both division president and chief operating officer, Mr. Sharpe has overseen the development, construction and maintenance of our properties and directed our global purchasing efforts. From September 1999 until April 2006, Mr. Sharpe served as a senior program manager at BBL Construction Services, LLC, where he shared management responsibilities for the national construction program of BBL Medical Facilities. Mr. Sharpe attended Villanova University.

Howard J. Weissman Senior Vice President—Corporate Controller Age: 42	Mr. Weissman is our senior vice president and corporate controller. Prior to our initial public offering, since 2009, Mr. Weissman served as corporate controller of Campus Crest Group. Prior to joining Campus Crest Group, from July 2007 through May 2009, Mr. Weissman was controller and chief accounting officer of EOP Operating Limited Partnership, LP, the private company successor to Equity Office Properties Trust, a commercial office real estate company owned by The Blackstone Group. From 2003 through 2007, Mr. Weissman served in a variety of positions with CarrAmerica Realty Corporation, a publicly-traded commercial office real estate company, such as assistant controller, vice president of Shared Services and controller. He received a BBA from George Washington University, an MBA from the University of Maryland and is a certified public accountant.
Board Leadership
          The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.
          The board of directors will annually elect a chairman of the board, who may or may not be the chief executive officer of our company. Since our formation in 2010, Ted W. Rollins has served as our co-chairman of the board and chief executive officer and Michael S. Hartnett has served as our co-chairman of the board and chief investment officer. Messrs. Rollins and Hartnett are involved in both our day-to-day operations and the strategic decision making at the board level. Based on its most recent review of our leadership structure, the board continues to believe that this leadership structure is optimal for us because it provides our company with strong and consistent leadership. The board believes that having Messrs. Rollins and Hartnett serving in these positions provides us with decisive and effective leadership.
          In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the board’s committees—audit, compensation and nominating and corporate governance committees—are comprised entirely of independent directors. Further, as specified in our corporate governance guidelines (and as discussed in greater detail below), the board has designated one of its independent directors as the lead independent director, with significant responsibilities. A number of board and committee processes and procedures, including regular executive sessions of non-management directors and a regular review of our executive officers’ performance, provide substantial independent oversight of our management’s performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.
          The chairman of the board presides at all meetings of the stockholders and of the board as a whole. The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the board of directors. As discussed below, the lead independent director performs such duties as may be specified by the board and outlined in our corporate governance guidelines.
Lead Independent Director
          As stated in our corporate governance guidelines, our board of directors annually elects a non-management and independent director to serve in a lead capacity to coordinate the activities of the other non-management and independent directors, and to perform any other duties and responsibilities that the board of directors may determine. Although annually elected, it is generally expected that he or she will serve for more than one year. Richard S. Kahlbaugh currently serves as our lead independent director.
          The role of the lead independent director may include:
•	presiding at executive sessions;

•	functioning as principal liaison on board-wide issues between the independent directors and management;

•	approving the appropriate provision of information sent to the board, including agenda items;

•	facilitating the board’s approval of the number and frequency of board meetings, as well as meeting schedules, to assure that there is sufficient time for discussion;

•	authorizing the retention of outside advisors and consultants who report directly to the board of directors; and

•	if requested by stockholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.
Director Independence
          Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of our audit committee, compensation committee and nominating and corporate governance committee, must meet the test of “independence.” The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our board of directors has affirmatively determined that each of Dr. Coles and Messrs. Kahlbaugh, McGlynn, Popeo and Simmons satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of our board of directors, are independent under the NYSE rules.
          We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”
Board Meetings
          After completion of our initial public offering in October 2010, the board of directors held one meeting in 2010 and the audit committee held one meeting in 2010. Each director attended 100% of the board meetings and each director’s respective committee meetings in 2010. The board of directors does not have a policy with respect to directors’ attendance at annual meetings of stockholders.
          As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after each meeting of the board and each committee meeting. In 2010, the independent directors of the board met in executive session without management present one time. Our lead independent director presides over such independent, non-management sessions of the board.

Board Committees
          Our board of directors has appointed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted a written charter for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Moreover, our compensation committee will be composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code. Our board of directors may from time to time establish other committees to facilitate the management of our company.
     Audit Committee
          Our audit committee consists of Richard S. Kahlbaugh, Denis McGlynn and William G. Popeo, each of whom is an independent director. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. William G. Popeo chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. Our audit committee assists the board in overseeing, among other things:
•	our system of internal controls;

•	our accounting and financial reporting processes;

•	the integrity and audits of our combined financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.
     Our audit committee also is responsible for engaging independent certified public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.
     Our board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the audit committee is responsible for reviewing and approving or disapproving all interested transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.
     In addition, our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board of directors. Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to the chairman of the audit committee or our chief financial officer or through our whistleblower hotline. In addition, our corporate governance guidelines require that each member of our board of directors consult the nominating and corporate governance committee in advance of accepting an invitation to serve on another company’s board. Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.
          The audit committee held one meeting in 2010.
     Compensation Committee
          Our compensation committee consists of N. Anthony Coles, Denis McGlynn and Daniel L. Simmons, each of whom is an independent director. Denis McGlynn chairs our compensation committee. The principal functions of our compensation committee include:
•	evaluating the performance of our officers;

•	establishing overall employee compensation policies and recommending, as appropriate or necessary, to our board of directors major compensation programs;

•	reviewing and approving the compensation payable to our named executive officers, including salary and bonus awards and awards under our 2010 Equity Incentive Compensation Plan;

•	administering our 2010 Equity Incentive Compensation Plan and any other compensation plans, policies and programs of ours;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	discharging the board’s responsibilities relating to compensation of our directors.
     Nominating and Corporate Governance Committee
          Our nominating and corporate governance committee consists of N. Anthony Coles, Richard S. Kahlbaugh and Daniel L. Simmons, each of whom is an independent director. Richard S. Kahlbaugh chairs our nominating and corporate governance committee. The principal functions of our nominating and corporate governance committee include:
•	seeking, considering and recommending to our board of directors qualified candidates for election as directors, recommending a slate of nominees for election as directors at the annual meeting of stockholders and verifying the independence of directors;

•	recommending to our board of directors the appointment of each of our executive officers;

•	periodically preparing and submitting to our board of directors for adoption the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of our board of directors and our corporate governance;

•	annually recommending to our board the nominees for each committee of the board; and

•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to our board.

Risk Management
          Our board of directors takes an active and informed role in our risk management policies and strategies. At least annually, our executive officers, who are responsible for our day-to-day risk management practices, will present to the board of directors a comprehensive report on the material risks to our company, including credit risk, liquidity risk and operational risk. At that time, the management team also will review with the board of directors our risk mitigation policies and strategies specific to each risk that is identified. If necessary, our board of directors may delegate specific risk management tasks to management or an appropriate committee. Throughout the year, management monitors our risk profile and, on a regular basis, will update the board of directors as new material risks are identified or the aspects of a risk previously presented to the board materially change. The audit committee also will actively monitor risks to our company throughout the year, and with the aid of management, will identify any additional risks that need to be elevated for the full board’s consideration.
Nomination of Directors
          Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the nominating and corporate governance committee may identify director candidates based on recommendations from the directors and executive officers. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2010.
          The nominating and corporate governance committee evaluates annually the effectiveness of the board as a whole and of each individual director and identifies any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience. The board of directors considers director candidates based on a number of factors including:
•	whether the board member will be “independent,” as such term is defined by the NYSE listing standards;

•	whether the candidate possesses the highest personal and professional ethics, integrity and values;

•	whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

•	whether the candidate has experience in areas important to the operations of our company;

•	whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

•	whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared the current members of the board.
Candidates are also evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee also monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The nominating and corporate governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to our board of directors. The board reviews the effectiveness of its director candidate nominating policies annually.

          The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company. Director candidates submitted by our stockholders will be evaluated by the nominating and corporate governance committee on the same basis as any other director candidates. We did not receive any nominations of directors by stockholders for the 2011 annual meeting.
          Nominations must be addressed to Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211, Attn: Donald L. Bobbitt, Jr., Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Stockholder Proposals.”
Compensation Committee Interlocks and Insider Participation
          The compensation committee consists of N. Anthony Coles, Denis McGlynn and Daniel L. Simmons. None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation and governance committee. No member of the compensation committee has any other business relationship or affiliation with us (other than his service as a director).
Director Compensation for 2010
     We pay a $10,000 annual director’s fee to each of our independent directors in cash. Each independent director also receives a fee of $2,500 for attendance at every in-person meeting of our board of directors and committee of our board of directors (unless a committee meeting is on the same day as a board meeting) and a fee of $1,000 for attendance at every telephonic meeting of our board of directors and committee of our board of directors (unless a committee meeting is on the same day as a board meeting), up to a maximum of $15,000 per year. In addition, we pay an additional annual fee of $10,000 to the chair of our audit committee and an additional annual fee of $6,000 to the chair of each of our compensation committee and our nominating and corporate governance committee. We will also pay an additional annual fee of $15,000 to our lead independent director beginning in 2011.
     Upon completion of our initial public offering in 2010, we granted 6,667 shares of restricted common stock to each of our independent directors which will vest ratably over five years on each anniversary of the date of the grant. Further, all members of our board of directors will be reimbursed for their reasonable out-of-pocket costs and expenses in attending all meetings of our board of directors and its committees.
     Our board of directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.
          The following table summarizes the compensation that we paid to our non-employee directors in 2010:
2010 Director Compensation Table

	Fees Earned
	or Paid in	Stock awards
Name	Cash (1)	(2)	Total
N. Anthony Coles	$11,000	$83,538	$94,538
Richard S. Kahlbaugh	18,000	83,538	101,538
Denis McGlynn	18,000	83,538	101,538
William G. Popeo	22,000	83,538	105,538
Daniel L. Simmons	11,000	83,538	94,538

(1)	Amounts reflect the compensation paid to each director for the period from October 19, 2010 through December 31, 2010. Annual fees are annualized for the convenience of the reader.

(2)	Represents restricted stock awards granted pursuant to our 2010 Equity Incentive Compensation Plan. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of shares of restricted stock and the assumptions used. The grant date fair value of each award is $12.53 per share, the closing price of our common stock on the NYSE on the grant date, October 19, 2010. As of December 31, 2010, the aggregate number of shares of common stock held by each current non-employee directors was as follows: Dr. Coles, 6,667; Mr. Kahlbaugh, 8,167; Mr. McGlynn, 9,667; Mr. Popeo, 9,867; and Mr. Simmons, 9,667.
Corporate Governance Matters
          We have adopted a code of business conduct and ethics that applies to all our executive officers, employees and each member of our board of directors and corporate governance guidelines. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.campuscrest.com in the “Corporate Governance” area of the “Investors” section:
•	audit committee charter;

•	compensation committee charter;

•	nominating and corporate governance committee charter;

•	code of business conduct and ethics;

•	corporate governance guidelines; and

•	whistleblower procedures.
Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any stockholder who requests them. Requests should be sent Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211, Attention: Corporate Secretary.
Communication with the Board of Directors, Independent Directors and the Audit Committee
Our board of directors may be contacted by any party via mail at the address listed below.
Board of Directors
Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, North Carolina 28211
          We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent, non-management sessions of the directors is the lead independent director. The independent directors can be contacted by any party via mail at the address listed below.
Lead Independent Director
Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, North Carolina 28211

          The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our company’s accounting, audit or internal controls issues, violations of federal securities laws, rules or regulations and retaliation against employees who make allegations of the foregoing. The audit committee can be contacted by any party as via mail at the address listed below:
Chairman
Audit Committee
Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, North Carolina 28211
          Alternatively, anyone may report openly, confidentially or anonymously any such matter by calling our ethics hotline at 1-877-208-5982, or communicating by email to www.reportlineweb.com/campuscrest, at any time. The toll-free line is managed by an outside, independent service provider and allows anyone to make a report without divulging his or her name. The hotline service provider is required to share the information provided in the report to our outside legal counsel s promptly as practicable. Our outside counsel will review such matters and, where appropriate, will forward to the chairman of the audit committee as promptly as practicable.
          Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.
          In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The audit committee of our board of directors has selected the accounting firm of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2011, and the board of directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KPMG LLP for ratification by stockholders as a matter of good corporate practice. KPMG LLP has served as our independent registered public accountants since our formation in March 2010 and is considered by our management to be well qualified.
Fee Disclosure
          The following is a summary of the fees billed to our company by KPMG LLP for professional services rendered for the year ended December 31, 2010:

Year Ended
December 31, 2010
Audit Fees	$1,051,308
Audit-Related Fees	—
Tax Fees	164,252
All Other Fees	—

Total	$1,215,560

     Audit Fees
          “Audit Fees” consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. For example, audit fees included fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by KPMG LLP to be named in our registration statements and to the use of their audit report in the registration statements.
     Tax Fees
          “Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
     Audit-Related Fees and All Other Fees
          “Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” KPMG LLP did not perform any such products or services for us during the year ended December 31, 2010.
     Pre-Approval Policy
          All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
          A representative of KPMG LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
          The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

AUDIT COMMITTEE REPORT
          The following is a report by our audit committee regarding the responsibilities and functions of our audit committee.
          The audit committee oversees the company’s financial reporting process on behalf of the board of directors, in accordance with the audit committee charter. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting. The company’s independent registered public accounting firm, KPMG LLP, is responsible for expressing opinions on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America.
          In fulfilling its oversight responsibilities, the audit committee reviewed with management and KPMG LLP the audited financial statements for the year ended December 31, 2010, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and KPMG LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2010.
          In addition, the audit committee received and discussed the written disclosures and the letter from KPMG LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, discussed with KPMG LLP the firm’s independence from management and the audit committee, and discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
          In reliance on the reviews and discussions referred to above, prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2010 with the SEC, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.
          The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”
          Submitted by the audit committee of the board of directors
William G. Popeo (Chairman)
Richard S. Kahlbaugh
Denis McGlynn

COMPENSATION COMMITTEE REPORT
          The following is a report by our compensation committee regarding our executive officer compensation program.
          The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the company. Based on the compensation committee’s review of the CD&A and the compensation committee’s discussions of the CD&A with management, the compensation committee recommended to the board of directors (and the board has approved) that the CD&A be included in the company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.
          Submitted by the compensation committee of the board of directors
Denis McGlynn (Chairman)
N. Anthony Coles
Daniel L. Simmons

EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
          The following describes our 2010 compensation program for our named executive officers, which includes Ted W. Rollins, our co-chairman and chief executive officer, Michael S. Hartnett, our co-chairman and chief investment officer, Earl C. Howell, our president and chief operating officer, Donald L. Bobbitt, Jr., our executive vice president and chief financial officer, and Brian L. Sharpe, our executive vice president and division president — development, construction and facilities. Our former executive vice president and chief marketing officer, Ms. Shannon N. King, resigned from our company on November 5, 2010; however, pursuant to SEC rules, she is considered a named executive officer for 2010 and her 2010 compensation is discussed below. The following discussion and analysis should be read together with the tables and related footnote disclosures detailed below.
          We began operations on October 2010, upon the consummation of our initial public offering. Accordingly, we only began paying compensation to our named executive officers as of October 19, 2010. The discussion of executive compensation below and information disclosed in the executive officer compensation tables reflect executive compensation paid and grants awarded during the period from October 19, 2010 to and including December 31, 2010. Where appropriate to assist the reader in an evaluation of the information presented, we have annualized that information as noted in the relevant footnote.
          Substantially all of our compensation decisions for 2010 were determined before the closing of our initial public offering and thus before the election of our independent board members and the establishment of the compensation committee. Accordingly, these decisions were made by our board of directors at the time, which then consisted solely of Ted W. Rollins and Michael S. Hartnett, in consultation with others including the underwriters in our initial public offering. With respect to future decisions, under its charter, the compensation committee will determine all performance goals and compensation decisions for the chief executive officer and determine compensation decisions for the other named executive officers, including decisions regarding non-equity compensation and equity awards. In doing so, the compensation committee is expected to consult with our chief executive officer, our chief investment officer and our chief operating officer and other officers as appropriate.
Executive Compensation Program Objectives
     The primary objective of our executive compensation program is to attract, motivate and retain talented, high-caliber executives necessary to lead us in achieving business success. We believe that our executive compensation program supports these objectives by providing our named executive officers with a base salary and the opportunity to earn an annual cash bonus, as well as awards under our 2010 Equity Incentive Compensation Plan.
Components and Criteria of Executive Compensation
          The following narrative discusses the components of historical fiscal year 2010 compensation.
Annual Base Salary
          Our named executive officers receive an annual base salary based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual, internal equity among executive officers and individual performance. Under the terms of the employment agreements we entered into with certain of our named executive officers, we pay each of Messrs. Rollins and Hartnett an annual base salary of $300,000, Mr. Howell an annual base salary of $260,000 and Mr. Bobbitt an annual base salary of $250,000, subject to increase in accordance with our normal executive compensation practices. In particular, pursuant to employment agreements with Messrs. Rollins, Hartnett and Howell, we agreed to increase each such officer’s salary to $360,000 per year, effective on January 1, 2012, and, pursuant to an employment agreement with Mr. Bobbitt, we have agreed to increase Mr. Bobbitt’s salary to

$275,000 per year, effective on January 1, 2012. In addition, we pay Mr. Sharpe an annual base salary of $169,000, subject to increase in accordance with our normal executive compensation practices.
          Subject to the employment agreements, our compensation committee will consider salary levels for our named executive officers annually as part of our performance review process as well as upon any promotion or other change in job responsibility. Changes in salary may reflect changes in the cost of living, changes in compensation paid by other employers, or the compensation committee’s assessment, in consultation with our chief executive officer and our chief investment officer, of the individual’s performance.
Cash Incentive Compensation Program
          Annual cash bonuses are designed to incentivize our named executive officers at a variable level of compensation based on our and such individual’s performance. In connection with our cash incentive compensation program, we expect that our compensation committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our cash incentive compensation program will be designed to reward the achievement of specific financial and operational objectives. For 2010, certain of our named executive officers were eligible for a cash bonus of between 50% and 100% of their base salary, pro rated for the period of time from the completion of our initial public offering in October 2010 through December 31, 2010, with the amount of such bonus dependent on meeting certain performance-based criteria. No annual cash bonuses were paid for that period in 2010.
     In connection with the completion of our initial public offering, Messrs. Howell and Bobbitt received a cash bonus of $150,000 and $250,000, respectively, to reward each individual’s contribution to our formation and our initial public offering. In addition, Mr. Sharpe received a cash bonus of $116,059, which was awarded in recognition of his performance in prior years and was expensed by us in previous years.
Equity Incentive Compensation Program
          We will provide equity awards to our named executive officers pursuant to our 2010 Equity Incentive Compensation Plan. Time-vested equity awards are designed to focus and reward our named executive officers in accordance with our long-term goals and enhance stockholder value. In determining equity awards, we anticipate that our compensation committee will take into account our overall financial performance. In addition, our 2010 Equity Incentive Compensation Plan replaced a deferred compensation plan (“DCP”) which was previously used by our predecessor for executive compensation and which was terminated prior to the completion of our initial public offering. Certain of our named executive officers will be issued shares in satisfaction of their vested interests in awards under the terminated DCP. In particular, Messrs. Bobbitt and Sharpe will be issued 8,056 and 8,475 vested shares of restricted common stock, respectively, one year after the termination of the DCP in satisfaction of their vested interests in awards that were outstanding under the DCP.
          Upon completion of our initial public offering in October 2010, Messrs. Howell, Bobbitt and Sharpe received 33,333, 14,536 and 3,296 shares of restricted common stock, respectively, under the 2010 Equity Incentive Compensation Plan. In addition, upon completion of our initial public offering, Mr. Hartnett received 150,000 restricted limited partnership units in our operating partnership (“OP units”) under the 2010 Equity Incentive Compensation Plan. For further information on these grants and our 2010 Equity Incentive Compensation Plan, see “—2010 Grants of Plan-Based Awards” below.
Benefits and Perquisites
          Each of our named executive officers may participate in the standard company benefits that we offer to all full-time employees. These benefits include medical, dental and vision insurance, life insurance, paid time off and a 401(k) retirement plan, to which we make matching contributions. Our senior officers and management may use our leased aircraft for personal travel, provided that they reimburse us for our incremental cost associated with their actual usage. In addition, we lease an automobile for each of our named executive officers, with a cost not to exceed $12,000 per year per officer.

Severance
          Under their employment agreements, certain of our named executive officers are entitled to receive severance payments and benefits under certain circumstances in the event that his or her employment is terminated by us without “cause” or by the executive for “good reason,” or in the event of a “change of control” of us (each as defined in the applicable employment agreement). These severance payments and benefits are designed to protect and compensate our named executive officers under those circumstances. These circumstances, payments and benefits are described below under “Potential Payments Upon Termination or Change of Control.”
Employment Agreements
          In connection with our initial public offering, we entered into employment agreements with certain of our named executive officers. The employment agreements provide for Mr. Rollins to serve as our chief executive officer, for Mr. Hartnett to serve as our chief investment officer, for Mr. Howell to serve as our president and chief operating officer and for Mr. Bobbitt to serve as our executive vice president and chief financial officer. These employment agreements require each of our named executive officers to devote their full business time, attention, skill and efforts to our operations. The initial term of the employment agreements shall be three years for each of Messrs. Rollins and Hartnett and two years for each of Messrs. Howell and Bobbitt. Each employment agreement provides for automatic one-year extensions after the expiration of its term, unless either party provides at least three months’ notice of non-renewal. The terms of Ms. King’s employment agreement and payments made to her pursuant to the agreement or otherwise are described below under “Employment Agreement and Severance Arrangement with Ms. King.”
     The employment agreements provide for:
•	an annual base salary of $300,000 for each of Messrs. Rollins and Hartnett (which will increase to $360,000, effective on January 1, 2012), $260,000 for Mr. Howell (which will increase to $360,000, effective on January 1, 2012) and $250,000 for Mr. Bobbitt (which will increase to $275,000, effective on January 1, 2012), subject to increase in accordance with our normal executive compensation practices;

•	eligibility for annual cash performance bonuses determined by our board of directors, in accordance with the terms of our cash incentive compensation program to be adopted by our board of directors, with potential bonuses ranging from 50% to 100% of base salary if established performance targets are achieved;

•	eligibility to participate in our 2010 Equity Incentive Compensation Plan;

•	a cash bonus of $250,000 and $150,000 for Messrs. Bobbitt and Howell, respectively, that was paid upon completion of our initial public offering;

•	Mr. Rollins to receive 99,078 shares of restricted common stock on January 1, 2012 and 99,078 shares of restricted common stock on January 1, 2013 (worth approximately $1.2 million and $1.2 million, respectively, based on the initial public offering price of $12.50; the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these shares will vest ratably on each of the first, second and third anniversaries of the date of grant;

•	a grant of 150,000 restricted OP units to Mr. Hartnett upon completion of our initial public offering, and Mr. Hartnett to receive 99,078 shares of restricted common stock on January 1, 2012 and 99,078 shares of restricted common stock on January 1, 2013 (worth approximately $1.9 million, $1.2 million and $1.2 million, respectively, based on the initial public offering price of $12.50; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these OP units and shares will vest ratably on each of the first, second and third anniversaries of the date of grant;

•	a grant of 33,333 shares of restricted common stock to Mr. Howell upon completion of our initial public offering, and Mr. Howell to receive 33,333 shares of restricted common stock on January 1, 2012 and 11,110 shares of restricted common stock on January 1, 2013 (worth approximately $0.4 million, $0.4 million and $0.1 million, respectively, based on the initial public offering price of $12.50; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these shares will vest ratably on each of the first, second and third anniversaries of the date of grant;

•	a grant of 14,536 shares of restricted common stock to Mr. Bobbitt upon completion of our initial public offering, and Mr. Bobbitt to receive 8,056 vested shares of restricted common stock one year after the termination of the DCP in satisfaction of his vested awards that were outstanding under the DCP, 22,592 shares of restricted common stock on January 1, 2012 and 10,370 shares of restricted common stock on January 1, 2013 (worth approximately $0.2 million, $0.1 million, $0.3 million and $0.1 million, respectively, based on the initial public offering price of $12.50; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these shares, other than the 8,056 shares which will vest immediately on the date of grant, will vest ratably on each of the first, second and third anniversaries of the date of grant; and

•	participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation, auto and other related benefits.
Potential Payments Upon Termination or Change of Control
          Under their employment agreements, certain of our named executive officers are entitled to receive severance payments and benefits under certain circumstances in the event that his or her employment is terminated by us without “cause” or by the executive for “good reason,” or in the event of a “change of control” of us (each as defined in the applicable employment agreement). These severance payments and benefits are designed to protect and compensate our named executive officers under those circumstances. The severance terms of Ms. King’s employment agreement are not described below as her agreement terminated in November 2010. The payments made to her pursuant to the agreement or otherwise are described below under “Employment Agreement and Severance Arrangement with Ms. King.”
          The employment agreements provide that if the agreement is terminated by us without “cause” or by the executive for “good reason” within 24 months following a change in control of us, (i) each of Messrs. Rollins and Hartnett will be entitled to a lump sum cash payment equal to three times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year), and (ii) each of Messrs. Howell and Bobbitt will be entitled to a lump sum cash payment equal to two times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year). In the event the agreement is terminated by us without “cause” or by the executive for “good reason” and not within 24 months following a change in control of us each of Messrs. Rollins, Hartnett, Howell and Bobbitt will be entitled to a cash payment equal to two times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year), payable in equal monthly installments over a period of 24 months after termination.
     In addition, the employment agreements provide that if the executive is terminated either by us without “cause” or by the executive for “good reason,” with or without a change in control of us, or if the executive retires at or after the age of 63, then any unvested equity awards granted to such named executive officer shall immediately vest.
          The employment agreements define “cause” as the (i) employee’s act of gross negligence or misconduct that has the effect of injuring the business of us and our affiliates, taken as a whole, in any material respect, (ii) employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by employee, (iii) commission by the employee of an act of fraud or embezzlement against us or our affiliates or (iv) employee’s willful breach of any material provision of his or her employment agreement or related confidentiality and non-compete agreement, that will be entered into contemporaneously with the employment agreement.
          The employment agreements for each of Messrs. Rollins, Hartnett, Howell and Bobbitt define “good reason” as (i) a material involuntary reduction in employee’s duties or function, (ii) a material reduction in the employee’s compensation package other than as mutually agreed, (iii) the employee’s involuntary relocation to a principal place of work more than 30 miles from Charlotte, North Carolina or (iv) a material breach by us of our obligations under the applicable employment agreement, provided that the employee gives us notice of his belief that he has good reason to terminate the applicable employment agreement and we fail to cure the breach within 30 business days of receipt of the employee’s notice.
Employment Agreement and Severance Arrangement with Ms. King
          In connection with our initial public offering, we entered into an employment agreement with Ms. King, which provided for Ms. King to serve as our executive vice president and chief marketing officer. This employment agreement required Ms. King to devote her full business time, attention, skill and efforts to our operations. The initial term of the employment agreement was for one year. The employment agreement with Ms. King provided for:
•	an annual base salary of $200,000;

•	eligibility for annual cash incentive performance bonuses determined by our board of directors;

•	eligibility to participate in our 2010 Equity Incentive Compensation Plan;

•	a grant of 3,895 shares of restricted common stock to Ms. King upon completion of our initial public offering, and Ms. King to receive 7,789 vested shares of restricted common stock one year after the termination of the DCP in satisfaction of her vested awards that were outstanding under the DCP and 3,895 shares of restricted common stock on January 1, 2012 (worth approximately $0.1 million, $0.1 million and $0.1 million, respectively, based on the initial public offering price of $12.50); and

•	participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation, auto and other related benefits.
          The employment agreement with Ms. King was terminated in November 2010 in connection with her separation of employment from our company. Pursuant to the terms and conditions of the employment agreement, a release agreement dated October 22, 2010, and an addendum to the release agreement dated November 5, 2010, Ms. King received the following:
•	a single, lump sum payment equal to six months of her annual base salary, subject to normal withholdings;

•	immediate issuance and vesting of 7,789 shares of common stock attributable to Ms. King’s vested interest in awards under the DCP; and

•	retention of cell phones, computer and automobile previously provided by us.

          The release agreement includes a release of all claims arising out of or relating to Ms. King’s employment with us or the termination of that employment.
Equity Incentive Compensation Plans
          In connection with our initial public offering, we adopted our 2010 Equity Incentive Compensation Plan.
          Purpose. The purposes of the 2010 Equity Incentive Compensation Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability will depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance.
          Eligibility. The 2010 Equity Incentive Compensation Plan permits the grant of incentive awards to our executive officers, employees and non-employee directors and our affiliates as determined by the compensation committee of our board of directors.
          Aggregate Shares. Subject to adjustment as provided in the 2010 Equity Incentive Compensation Plan, the aggregate number of shares of common stock reserved for issuance pursuant to awards granted under the 2010 Equity Incentive Compensation Plan is 2,500,000. Pursuant to the 2010 Equity Compensation Plan, each share issued pursuant to an award under the plan, other than an option or stock appreciation right, reduces the number of shares available for issuance under the plan by two shares. In connection with our initial public offering, we issued an aggregate of 94,988 restricted shares of common stock and 150,000 restricted OP units to our independent directors, certain named executive officers and certain other members of our management team. In connection with her separation of employment from our company, Ms. King forfeited 3,895 shares of restricted stock and we issued 7,789 shares of common stock to Ms. King in satisfaction of vested interests in awards under our predecessor’s DCP. As of December 31, 2010, there were 2,002,236 shares of common stock available for issuance under the plan. Additionally, we have reserved an aggregate of 509,554 shares of common stock under the 2010 Equity Incentive Compensation Plan for issuance (i) one year after the termination of our predecessor’s DCP in satisfaction of vested interests in awards that were outstanding under this plan; and (ii) in 2012 and 2013 pursuant to employment agreements, to our named executive officers and certain other members of our management team, and, upon their issuance, we will have 983,128 shares of common stock available for issuance under the plan.
          Administration. The 2010 Equity Incentive Compensation Plan is administered by our compensation committee, which interprets the plan and has broad discretion to select the eligible persons to whom awards are granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards. The compensation committee may establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2010 Equity Incentive Compensation Plan. The board of directors may at any time administer the 2010 Equity Incentive Compensation Plan. If it does so, it will have all the powers of the compensation committee.
          Permissible Awards. The 2010 Equity Incentive Compensation Plan allows us to grant the following types of awards:
•	options to purchase shares of common stock (non-qualified and incentive stock options);

•	stock appreciation rights, or SARs;

•	restricted stock and restricted stock units;

•	performance shares and performance units;

•	dividend equivalents;

•	restricted OP units; and

•	other stock-based awards.
          Minimum Vesting Requirements. Any award of stock (other than an option) granted under the 2010 Equity Incentive Compensation Plan unrelated to our predecessor’s DCP is either (i) subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) granted solely in exchange for foregone cash compensation.
          Stock Options. The compensation committee is authorized to grant incentive stock options or non-qualified stock options under the 2010 Equity Incentive Compensation Plan. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than 10 years.
          Stock Appreciation Rights. The compensation committee may also grant SARs. These provide the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the SAR as determined by the compensation committee, which will not be less than the fair market value of one share of common stock on the grant date. SARs may be payable in cash or shares of common stock or a combination thereof. No SAR may be exercised more than 10 years from the grant date.
          Restricted Stock Awards. The compensation committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the compensation committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).
          Restricted Stock Units. The compensation committee may make awards of restricted stock units to non-employee directors, which will be subject to such restrictions on transferability and other restrictions as the compensation committee may impose. Grants of restricted stock units shall be fully vested and shall be settled on the earlier of (i) a change in control (as defined in the plan) or (ii) the six month anniversary of the date on which the participant ceases to serve as a director. Upon lapse of such restrictions, shares of common stock or cash may be issued to the participant in settlement of the restricted stock units.
          Performance Awards. The compensation committee may grant performance awards that are designated in cash or in shares of common stock. The compensation committee has the complete discretion to determine the number of performance awards granted to any participant and to set performance goals and other terms or conditions to payment of the performance awards in its discretion which, depending on the extent to which they are met, will determine the number and value of performance awards that will be paid to the participant.
          Dividend Equivalents. The compensation committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the compensation committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the shares of common stock subject to an award, as determined by the compensation committee.
          Restricted OP Units. The compensation committee may grant awards of restricted OP units in our operating partnership to participants, which will be subject to such restrictions on transferability and other restrictions as the compensation committee may impose (including, without limitation, limitations on the right to vote restricted units or the right to receive dividends, if any, on the restricted units). Upon lapse of such restrictions, such units are convertible into shares of common stock.
          Other Stock-Based Awards. The compensation committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock as deemed by the compensation committee to be consistent with the purposes of the 2010 Equity Incentive Compensation Plan, including, without limitation, shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of specified parents or subsidiaries. The compensation committee will determine the terms and conditions of any such awards, subject to the minimum vesting requirements discussed above.
          Performance Goals. Options and SARs granted under the 2010 Equity Incentive Compensation Plan automatically qualify as performance-based awards that are fully deductible by our company without regard to the $1 million deduction limit imposed by § 162(m) of the Internal Revenue Code. The compensation committee may designate any other award under the 2010 Equity Incentive Compensation Plan (such as, for example, a cash incentive bonus or restricted stock award) as a qualified performance-based award in order to make the award fully deductible under Internal Revenue Code § 162(m). If an award is so designated, the compensation committee must establish objectively determinable performance goals for the award based on one or more performance criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a division, affiliate, region, department or function within our company or an affiliate. Performance criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially created index of company competitors or peers. Performance criteria for qualified performance-based awards will be limited to specified levels or increases in: earnings per share or other corporate measure; profit (net profit, gross profit, operating profit, economic profit or other profit measures); net income; revenue; stock price or performance; total stockholder return; return measures (return on assets, capital, equity or revenue); funds from operations; EBITDA (earnings before interest, taxes, depreciation and amortization); market share; expenses; business expansions or consolidation; internal rate of return; and planning accuracy.
          For a qualified performance-based award, the compensation committee must establish such goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the compensation committee may not increase any award or, except in the case of certain qualified terminations of employment, waive the achievement of any specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the compensation committee in each case that the performance goals and any other material conditions were satisfied.
          Limitations on Transfer; Beneficiaries. No award is assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the compensation committee may (but need not) permit other transfers where the compensation committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable. No award may be transferred for value. A participant may, in the manner determined by the compensation committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.
          Acceleration Upon Certain Events. Unless otherwise provided in an award agreement, if a participant is terminated without “cause” (as such terms are defined in the 2010 Equity Incentive Compensation Plan) within 24 months after a change in control of our company (as defined in the 2010 Equity Incentive Compensation Plan), all of such participant’s outstanding options and SARs will become fully vested and exercisable and all restrictions on his or her outstanding restricted stock awards will lapse. In certain cases, the compensation committee also may (but need not) waive the achievement of performance goals under the participant’s Internal Revenue Code § 162(m) performance-based awards. The compensation committee may accelerate awards for any other reason. The compensation committee may discriminate among participants or among awards in exercising such discretion.
          Termination of Employment. Unless otherwise provided in an award agreement, all awards that are unvested or vested and unexercised shall automatically be forfeited if a participant’s employment is terminated for “cause” as defined in the 2010 Equity Incentive Compensation Plan. An option or SAR that is not vested on the date of a participant’s termination of employment shall lapse. For options and SARs that are vested at termination of employment, the period for exercising the option or SAR shall end 90 days after termination of employment other than by reason of death, disability or retirement at or after age 65. If a participant terminates employment on account of disability, the exercise period shall end one year after termination of employment. If a participant terminates employment on account of death or dies during the applicable ninety-day or one-year period described above, the exercise period shall end one year after the date of the participant’s death. If a participant terminates employment by reason of retirement on or after age 65, the exercise period shall be the original term of the option or SAR.

          In the case of restricted stock as to which the restrictions have not lapsed or any performance shares or performance units that have not been fully earned, the awards will be forfeited unless the compensation committee otherwise determines upon termination of employment other than on account of death, disability or retirement on or after age 65. Such awards shall become immediately vested and earned as of a participant’s termination of employment on account of death or disability. For terminations on account of retirement at or after age 65, any such awards shall become vested and earned in proportion to the period of time from grant date to retirement to the total period in the original term of the award.
          Adjustments. In the event of a stock-split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2010 Equity Incentive Compensation Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. In the event the common stock will be changed into or exchanged for a different number or class of shares of stock or securities of our company or of another corporation, the authorization limits under the 2010 Equity Incentive Compensation Plan will automatically be adjusted proportionately, and there will be substituted for each such share of common stock, the number or class of shares into which each outstanding share of common stock will be so exchanged, all without any change in the aggregate purchase price.
          Termination and Amendment. The board of directors or the compensation committee may, at any time and from time to time, terminate or amend the 2010 Equity Incentive Compensation Plan without stockholder approval; but if an amendment to the 2010 Equity Incentive Compensation Plan would, in the reasonable opinion of the board or the compensation committee, materially increase the benefits accruing to participants, materially increase the number of shares of stock issuable under the 2010 Equity Incentive Compensation Plan, expand the types of awards, materially modify the requirements for eligibility, materially expand the term of the 2010 Equity Incentive Compensation Plan, or otherwise constitute a material amendment requiring stockholder approval under applicable laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the board or the compensation committee may condition any amendment on the approval of the stockholders for any other reason, including necessity or advisability under tax, securities or other applicable laws, policies or regulations. No termination or amendment of the 2010 Equity Incentive Compensation Plan may adversely affect any award previously granted under the 2010 Equity Incentive Compensation Plan without the written consent of the participant. The compensation committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders or otherwise permitted by the antidilution provisions of the 2010 Equity Incentive Compensation Plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Pension Benefits
     None of our employees, including our named executive officers, participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
     None of our employees, including our named executive officers, participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

EXECUTIVE OFFICER COMPENSATION TABLES
Summary Compensation Table
     The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The table sets forth the annualized base salary and other compensation that was paid or earned in 2010 by our named executive officers. As noted above, we began operations on October 19, 2010 upon the consummation of our initial public offering. Accordingly, we only began paying compensation to our named executive officers on October 19, 2010. The discussion of executive compensation below and information disclosed in the tables below reflect executive compensation paid and grants awarded during the period from October 19, 2010 to and including December 31, 2010. Where appropriate to assist the reader in an evaluation of the information presented, we have annualized the information as noted in the relevant footnote.
     With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock/OP Unit Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

						Stock/OP Unit		All Other
Name and Principal Position	Year	Salary		Bonus		Awards		Compensation		Total
Ted W. Rollins	2010	$300,000	(1)	$—		$—		$15,909	(10)	$315,909
Co-Chairman of the Board and Chief Executive Officer
Michael S. Hartnett	2010	300,000	(1)	—		1,879,500	(5)	16,229	(10)	2,195,729
Co-Chairman of the Board and Chief Investment Officer
Earl C. Howell	2010	260,000	(1)	150,000	(3)	417,662	(6)	2,500	(10)	830,162
President and Chief Operating Officer
Donald L. Bobbitt, Jr.	2010	250,000	(1)	250,000	(3)	182,136	(7)	9,726	(10)	691,862
Executive Vice President, Chief Financial Officer and Secretary
Shannon N. King	2010	200,000	(1)	—		146,167	(8)	14,913	(10)	361,080
Executive Vice President and Chief Marketing Officer (2)
Brian L. Sharpe	2010	169,000	(1)	116,059	(4)	41,299	(9)	18,242	(10)	344,600
Executive Vice President and Division President — Development, Construction and Facilities

(1)	Salary amount reflects the salary paid to the officer for the period from October 19, 2010 through December 31, 2010, annualized for the convenience of the reader.

(2)	Ms. King’s employment with our company ended on November 5, 2010. See “Executive Officer Compensation—Employment Agreements and Severance Arrangement with Ms. King” above for a description of her severance payments and release terms.

(3)	Reflects a cash bonus paid in connection with the completion our initial public offering.

(4)	The cash bonus award was expensed by our company in previous years.

(5)	Reflects 150,000 restricted OP units granted to Mr. Hartnett in connection with the completion of our initial public offering pursuant to his employment agreement, which will vest ratably on each of the first, second and third anniversaries of the date of grant. For purposes of this table, each OP unit was valued at $12.53, the closing price of our common stock on the NYSE on the date of grant, October 19, 2010.

(6)	Reflects 33,333 shares of restricted common stock granted to Mr. Howell in connection with the completion of our initial public offering, which will vest ratably on each of the first, second and third anniversaries of the date of grant. For purposes of this table, each share was valued at $12.53, the closing price of our common stock on the NYSE on the date of grant, October 19, 2010.

(7)	Reflects 14,536 shares of restricted common stock granted to Mr. Bobbitt in connection with the completion of our initial public offering, which will vest ratably on each of the first, second and third anniversaries of the date of grant. For purposes of this table, each share was valued at $12.53, the closing price of our common stock on the NYSE on the date of grant, October 19, 2010.

(8)	Includes 3,895 shares of restricted common stock granted to Ms. King in connection with the completion of our initial public offering. For purposes of this table, each share was valued at $12.53, the closing price of our common stock on the NYSE on the date of grant, October 19, 2010. In connection with her separation of employment from our company, Ms. King forfeited those 3,895 shares of restricted stock. Also includes 7,789 shares of common stock granted to Ms. King pursuant to her separation arrangement. For purposes of this table, each share was valued at $12.50, the closing price of our common stock on the NYSE on the date of grant, November 5, 2010.

(9)	Reflects 3,296 shares of restricted common stock granted to Mr. Sharpe in connection with the completion of our initial public offering, which will vest ratably on each of the first, second and third anniversaries of the date of grant. For purposes of this table, each share was valued at $12.53, the closing price of our common stock on the NYSE on October 19, 2010.

(10)	All other compensation for 2010 represents health, life and disability insurance premiums, 401(k) matching contributions, automobile allowances, dividends and distributions on unvested restricted stock and OP units and compensation related to a deferred compensation plan, as follows:

	Insurance	401(K) Matching	Automobile
Name	Premiums	Contributions	Allowances	Total
Ted W. Rollins	$3,909	$—	$12,000	$15,909
Michael S. Hartnett	3,451	778	12,000	16,229
Earl C. Howell	—	—	2,500	2,500
Donald L. Bobbitt, Jr.	3,909	3,317	2,500	9,726
Shannon N. King	2,913	—	12,000	14,913
Brian L. Sharpe	2,862	3,380	12,000	18,242
2010 Grants of Plan-Based Awards
     The following table sets forth information with respect to plan-based restricted stock and restricted OP unit awards granted in 2010 to the named executive officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature.

		All Other
		Stock Awards:
		Number of Shares of		Grant Date Fair
Name	Date of Grant	Stock and OP Units		Value of Awards
Ted W. Rollins	—	—		—
Michael S. Hartnett	October 19, 2010	150,000	(1)	$1,879,500	(2)
Earl C. Howell	October 19, 2010	33,333	(1)	417,662	(2)
Donald L. Bobbitt, Jr.	October 19, 2010	14,536	(1)	182,136	(2)
Shannon N. King	October 19, 2010	3,895	(3)	48,804	(3)
	November 5, 2010	7,789		97,363	(4)
Brian L. Sharpe	October 19, 2010	3,296	(1)	41,299	(2)

(1)	These grants of restricted common stock or restricted OP units, as the case may be, will vest ratably on each of the first, second and third anniversaries of the completion of our initial public offering. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Criteria of Executive Compensation—Equity Incentive Awards.”

(2)	The fair value of the grants of restricted common stock and restricted OP units are based on a value of $12.53, the closing price of our common stock on the date of grant, October 19, 2010.

(3)	The fair value of the grant of restricted common stock is based on a per share value of $12.53, the closing price of our common stock on the date of grant, October 19, 2010. In connection with her separation of employment from our company, Ms. King forfeited those 3,895 shares of restricted stock.

(4)	The fair value of the grant of common stock is based on a per share value of $12.50, the closing price of our common stock on the date of grant, November 5, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010
     The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2010. No option awards were outstanding for the named executive officers as of December 31, 2010. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the compensation expense recognized by us on our financial statements for fiscal year 2010 with respect to our equity incentive plan awards.

	Stock Awards
		Market Value of Restricted
	Number of Restricted Shares and	Shares and OP
Name	OP Units that Have Not Vested(2)	Units that Have Not Vested(1)
Ted W. Rollins	—	—
Michael S. Hartnett	150,000	$2,103,000
Earl C. Howell	33,333	467,329
Donnie L. Bobbitt, Jr.	14,536	203,795
Shannon N. King	—	—
Brian L. Sharpe	3,296	46,210

(1)	Based on our common stock closing price of $14.02 on December 31, 2010.

(2)	The following table summarizes the time-based restricted stock and restricted OP unit awards for which a portion of the common stock or OP units remain unvested. The table also provides information about the applicable vesting periods.

Number of Time-Based Restricted Shares and OP Units
Granted to Named Executive Officers
	Closing				Donald L.
	Market	Ted W.	Michael S.	Earl C.	Bobbitt,	Shannon	Brian L.
Grant Date	Price	Rollins	Hartnett	Howell	Jr.	N. King	Sharpe	Vesting Periods

Three equal annual
installments
beginning on
October 19, 2010	$12.53	—	150,000	33,333	14,536	—	3,296	October 19, 2011
Equity Compensation Plan Information
     The following table summarizes information, as of December 31, 2010 relating to our equity compensation plans pursuant to which we grant options, restricted common stock, restricted OP units or other rights to acquire shares from time to time.

	Number of securities			Number of securities
	to be issued		Weighted-average	remaining available for
	upon exercise		exercise price of	future issuance
	of outstanding options,		outstanding options,	under equity
Plan Category	warrants and rights		warrants and rights	compensation plans
Equity compensation plans approved by security holders(1)	509,554 (	2)	$—	983,128	(3)
Equity compensation plans not approved by security holders	—		—	None

Total	509,554		$—	938,128

(1)	2010 Equity Incentive Compensation Plan.

(2)	Consists of restricted stock to be issued (i) one year after the termination of our predecessor’s DCP in satisfaction of vested interests in awards that were outstanding under this plan; and (ii) in 2012 and 2013 to our named executive officers and certain other members of our management team pursuant to employment agreements.

(3)	Pursuant to the 2010 Equity Compensation Plan, each share issued pursuant to an award under the plan, other than an option or stock appreciation right, reduces the number of shares available for issuance under the plan by two shares.

Termination Payment Table
     The following table indicates the cash amounts and accelerated vesting that Messrs. Rollins, Hartnett, Howell and Bobbitt would be entitled to receive under various termination circumstances pursuant to the terms of their employment agreements. This table assumes that termination of the named executive officer occurred on December 31, 2010.

		Acceleration of
		Vesting of
		Restricted
		Common
	Cash	Stock/Restricted
Name and Termination Scenario	Payment (1)	OP Units (2)	Total
Ted W. Rollins
Co-Chairman and Chief Executive Officer
By company without cause or by employee for good reason (after a change in control)	$1,350,000	$—	$1,350,000
By company without cause or by employee for good reason (and without a change in control)	900,000	—	900,000

Michael S. Hartnett
Co-Chairman and Chief Investment Officer
By company without cause or by employee for good reason (after a change in control)	1,350,000	2,103,000	3,453,000
By company without cause or by employee for good reason (and without a change in control)	900,000	2,103,000	3,003,000

Earl C. Howell
President and Chief Operating Officer
By company without cause or by employee for good reason (after a change in control)	780,000	467,329	1,247,329
By company without cause or by employee for good reason (and without a change in control)	780,000	467,329	1,247,329

Donald L. Bobbitt, Jr.
Executive Vice President and Chief Financial Officer
By company without cause or by employee for good reason (after a change in control)	750,000	203,795	953,795
By company without cause or by employee for good reason (and without a change in control)	750,000	203,795	953,795

Brian L. Sharpe
Executive Vice President and Division President — Development, Construction and Facilities
By company without cause or by employee for good reason (after a change in control)	—	—	—
By company without cause or by employee for good reason (and without a change in control)	—	—	—

(1)	Assumes a targeted annual bonus for each of our named executive officers equal to 50% of his or her base salary. As no bonus was paid in the prior year, the named executive officer will be entitled to receive 50% of this targeted bonus under the scenarios set forth below.

(2)	Amounts in this column reflect accelerated vesting of shares of restricted common stock and restricted OP units granted pursuant to our 2010 Equity Incentive Compensation Plan. For purposes of this table, each share of restricted common stock and restricted OP unit was valued at $14.02, the closing price of our common stock on the NYSE on December 31, 2010.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION
     We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.
     “—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”
     While this vote is advisory and not binding on us, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2011 and beyond.
     As described in detail earlier under the heading “Executive Officer Compensation,” we began operations in October 2010, upon the consummation of our initial public offering, and began paying compensation to our named executive officers as of October 19, 2010. The earlier discussion of executive compensation under “Executive Officer Compensation” and information disclosed in the compensation tables reflect executive compensation paid and grants awarded during the period from October 19, 2010 to and including December 31, 2010. Substantially all of our compensation decisions for 2010 were determined before the closing of our initial public offering and thus before the election of our independent board members and the establishment of the compensation committee. Accordingly, these decisions were made by our board of directors at the time, which then consisted solely of Ted W. Rollins and Michael S. Hartnett, in consultation with others including the underwriters in our initial public offering.
     Our compensation committee is in the process of designing a cash incentive compensation program and an equity incentive compensation program for our named executive officers. Our compensation committee will seek to closely align the interests of our executive officers with the interests of our stockholders. These compensation programs will be designed to reward the executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
     The board of directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4: ADVISORY (NON-BINDING) VOTE
ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE
     In addition to the advisory approval of our executive compensation program, we are also presenting the following proposal, which gives you as a stockholder the opportunity to inform us as to how often you wish us to include a proposal, similar to Proposal 3, in our proxy statement. While our board of directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
     “RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”
     For the reasons described below, the board of directors recommends that you vote to hold an advisory vote on executive compensation every three years.
     Our executive compensation program will be designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. One of the core principles of our executive compensation program will be to ensure management’s interests are aligned with stockholders’ interests to support long-term value creation. Accordingly, we expect to grant awards with multi-year service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow the executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.
     A triennial vote will provide the board of directors and the compensation committee with the time to thoughtfully respond to stockholders’ sentiments and implement any necessary changes. The board of directors and the compensation committee will carefully review changes to the executive compensation program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. The board of directors therefore believes that a triennial vote is an appropriate frequency to provide the board and the compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to the executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.
     We will engage with our stockholders regarding the executive compensation program during the period between stockholder votes. Engagement with stockholders will be a key component of our corporate governance. We are open to input from stockholders regarding board and governance matters, as well as the executive compensation program. We believe the stockholders’ ability to contact us and the board of directors at any time to express specific views on executive compensation, hold us accountable to stockholders and reduce the need for and value of more frequent advisory votes on executive compensation.
The board of directors recommends a vote FOR the option of once every three years as the preferred frequency for advisory votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of shares of our common stock and OP units for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive offices and (iii) all directors and named executive officers as a group. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged his shares of common stock as collateral. Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211.

	Number of Shares
	of Common	Percent of All Shares of
	Stock and OP Units	Common
Name of Beneficial Owner	Beneficially Owned(1)	Stock and OP Units(2)
Ted W. Rollins (3)	232,593	*
Michael S. Hartnett (3)(4)	382,593	1.3%
Earl C. Howell (5)	33,333	*
N. Anthony Coles (6)	6,667	*
Richard S. Kahlbaugh (6)	8,167	*
Denis McGlynn (6)	9,667	*
William G. Popeo (6)	9,867	*
Daniel L. Simmons (6)(7)	9,667	*
Donald L. Bobbitt, Jr. (5)	14,536	*
Brian L. Sharpe (5)	3,296	*
Shannon N. King (8)
All directors and executive officers as a group (11 persons)	477,793	1.5%
Cohen & Steers, Inc. (9)	3,402,680	10.9%
Deutsche Bank AG (10)	2,939,734	9.4%
Baron Capital Group, Inc. (11)	2,011,550	6.5%
Systematic Financial Management, L.P. (12)	1,985,569	6.4%

*	Represents ownership of less than 1.0% of the number of shares of common stock outstanding on a fully diluted basis.

(1)	In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days.

(2)	Based on 30,682,215 shares of our common stock and 435,593 OP units outstanding as of March 4, 2011.

(3)	Includes 232,593 shares of common stock that may be issued in exchange for 232,593 OP units held by MXT Capital. MXT Capital is wholly-owned and controlled by Mr. Rollins and Mr. Hartnett, and certain members of their families.

(4)	Includes 150,000 restricted OP units granted upon completion of our initial public offering.

(5)	Represents shares of restricted common stock granted to certain of our executive officers upon completion of our initial public offering, which vest ratably over three years on each anniversary of the date of the grant.

(6)	Includes 6,667 shares of restricted common stock granted upon completion of our initial public offering, which vest ratably over five years on each anniversary of the date of the grant.

(7)	Includes 3,000 shares of common stock held in trust for the benefit of his family members. Mr. Simmons disclaims beneficial ownership of the 3,000 shares of common stock held in trust.

(8)	Ms. King’s employment with our company ended on November 5, 2010.

(9)	This information and the information in this footnote was obtained from a Schedule 13G/A filed with the SEC on February 14, 2011. The business address for this stockholder is 280 Park Avenue, 10th Floor, New York, New York 10017. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act. Each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. has sole voting power with respect to 3,190,512 shares of common stock and sole dispositive power with respect to 3,402,680 shares of common stock. For purposes of the reporting requirements of the Exchange Act, Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. are deemed to be a beneficial owners of such securities; however, Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. expressly disclaimed that they are, in fact, the beneficial owner of such securities.

(10)	This information and the information in this footnote was obtained from a Schedule 13G filed with the SEC on February 11, 2011. The business address for this stockholder is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany. Deutsche Bank AG has sole voting power with respect to 2,150,401 shares of common stock and sole dispositive power with respect to 2,939,734 shares of common stock. Deutsche Investment Management Americas, a subsidiary of Deutsche Bank AG, has sole voting power with respect to 14,400 shares of common stock and sole dispositive power with respect to 14,400 shares of common stock. RREEF America, L.L.C., a subsidiary of Deutsche Bank AG, has sole voting power with respect to 2,136,001 shares of common stock and sole dispositive power with respect to 2,925,334 shares of common stock.

(11)	This information and the information in this footnote was obtained from a Schedule 13G filed with the SEC on February 14, 2011. The business address for this stockholder is 767 Fifth Avenue, 49th Floor, New York, New York 10153. Baron Capital Group, Inc., BAMCO, Inc. and Ronald Baron, who owns a controlling interest in Baron Capital Group, Inc., have shared voting power with respect to 2,011,550 shares of common stock and shared dispositive power with respect to 2,011,550 shares of common stock. Baron Small Cap Fund has shared voting power with respect to 2,000,000 shares of common stock and shared dispositive power with respect to 2,000,000 shares of common stock.

(12)	This information and the information in this footnote was obtained from a Schedule 13G filed with the SEC on February 14, 2011. The business address for this stockholder is 300 Frank W. Burr Blvd., Glenpointe East, 7th Floor, Teaneck, New Jersey 07666. Systematic Financial Management, L.P., in its capacity as an investment advisor, has sole voting power with respect to 885,469 shares of common stock and sole dispositive power with respect to 1,985,569 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2010 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Contribution Agreement with MXT Capital
     In connection with our formation transactions and initial public offering, we and MXT Capital, which is wholly owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families, entered into a contribution agreement pursuant to which our operating partnership paid MXT Capital approximately $3.3 million (which was immediately used to make capital contributions to certain entities, which in turn immediately used such capital contributions solely to repay indebtedness) and issued to MXT Capital 232,593 OP units in exchange for MXT Capital’s contribution to our operating partnership of the interests owned by MXT Capital in the predecessor entities and its student housing business.
Other Formation Transactions with MXT Capital
     Our predecessor business distributed to MXT Capital its interests in two parcels of land consisting of 20.2 acres, with associated indebtedness of approximately $1.9 million, on which we have decided not to build student housing properties. MXT Capital has agreed not to build student housing properties on these parcels in the future.
     In addition, our predecessor business distributed to MXT Capital its interest in an entity that owns a minority interest in a 1999 Pilatus PC-12 single-engine turboprop airplane. We lease this aircraft on payment terms structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage.
Contribution Agreement with the Ricker Group
     In connection with our formation transactions and our initial public offering, we and Carl H. Ricker, Jr. entered into a contribution agreement pursuant to which we paid Mr. Ricker and the vehicles through which Mr. Ricker or an affiliated party held interests in our predecessor entities (the “Ricker Group”) approximately $17.4 million of the net proceeds from the initial public offering in exchange for the Ricker Group’s contribution to our operating partnership of the interests owned by the Ricker Group in the predecessor entities and in the entities that have entered into ground leases with us relating to eight properties.
Leased Aircraft
     We lease aircraft from two entities in which Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, have indirect minority interests. A company in which Carl H. Ricker, Jr. has an interest owns a majority interest in one of the lessors. Our payments under the leases are structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage. As such, it is not expected that the lessors of the aircraft will receive any material profit from the lease payments.

Repayment of Indebtedness
     Approximately $6.0 million of the net proceeds from the initial public offering were used to repay indebtedness owed by us to RHR, LLC, an entity owned by MXT Capital and the Ricker Group. RHR, LLC immediately repaid an equal amount of indebtedness owed by it to an unaffiliated third party on substantially the same terms and conditions as the loan from RHR, LLC to us. In addition, approximately $4 million of the net proceeds from the initial public offering was used to repay our indebtedness to Capital Bank, an entity in which the Ricker Group has an ownership interest and of which Carl H. Ricker, Jr. is a director.
Release of Personal Guarantees
     Upon completion of our formation transactions, each of Ted W. Rollins, Michael S. Hartnett and Carl H. Ricker, Jr. were released from certain personal guarantees with respect to mortgage and construction indebtedness with an aggregate principal amount of approximately $243.3 million in the case of each of Messrs. Rollins and Hartnett and approximately $205.9 million in the case of Mr. Ricker, and from personal guarantees with respect to the RHR, LLC and Capital Bank indebtedness and the MXT Capital indebtedness described above. Each of Messrs. Rollins and Hartnett were released from certain personal guarantees with respect to the preferred membership interest in CC-Encore.
Tax Protection Agreement
     In connection with our formation transactions and initial public offering, MXT Capital entered into a tax protection agreement with us. Pursuant to the tax protection agreement, we agreed to maintain a minimum level of indebtedness of $56.0 million throughout the 10-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the 10-year tax protection period, we will be required to make indemnifying payments to MXT Capital, in an amount equal to the federal, state and local taxes, if any, imposed on its members as a result of any income or gain recognized by them by reason of such failure. The amount of such taxes will be computed based on the highest applicable federal, state and local marginal tax rates, as well as any “grossed up” taxes imposed on such payments. This requirement may restrict our ability to reduce leverage when we otherwise might wish to do so and generally reduce our flexibility in managing our capital structure.
Registration Rights Agreement
     We entered into a registration rights agreement with MXT Capital pursuant to which we agreed, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions. This agreement requires us to seek to register all common stock that may be exchanged for OP units effective as of that date which is 12 months following completion of our initial public offering on a shelf registration statement under the Securities Act of 1933, as amended. We also granted the holders of OP units the right to include such common stock in any registration statements we may file in connection with any future public offerings, subject to the terms of the certain lock-up agreements and subject to the right of the underwriters of those offerings to reduce the total number of such shares of common stock to be sold by selling stockholders in those offerings.
Employment Agreements
     We entered into employment agreements with our named executive officers as described in “Executive Officer Compensation—Employment Agreements” that became effective upon completion of our initial public offering. These agreements provide for salary, bonuses and other benefits, including, potentially, severance benefits upon a termination of employment, as well as for grants of shares of restricted stock and cash bonuses.
Indemnification
     Our charter and our bylaws obligate us to indemnify each of our officers and directors who are made or threatened to be made a party to any proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of the final disposition of such a proceeding, to the maximum extent permitted by Maryland law. Our charter and bylaws also permit us to provide such indemnification and advancement of expenses to individuals who served our predecessor entities as an officer or director, as well as the right to provide indemnification and advancement of expenses to any employee or agent of such entities or us. In addition, the partnership agreement includes provisions providing for the indemnification of us as the general partner, and our directors, officers, employees and agents in connection with such proceedings. Finally, we entered into agreements with our directors and executive officers providing for indemnification and advancement or reimbursement of the expenses of such directors and officers, to the maximum extent permitted by Maryland law, in connection with such proceedings.
Review and Approval of Future Transactions with Related Persons
     Our board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the audit committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.
STOCKHOLDER PROPOSALS
     Stockholder proposals intended to be presented at the 2012 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 17, 2011 in order to be considered for inclusion in our proxy statement relating to the 2012 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).
     Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2012 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 18, 2011 and on or before November 17, 2011. If the 2012 annual meeting of stockholders is scheduled to take place before March 26, 2012 or after May 25, 2012, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2012 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2012 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is first made public by our company. Any such proposal should be mailed to: Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina, 28211, Attention: Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.
By Order of the Board of Directors
DONALD L. BOBBITT, JR.
Executive Vice President, Chief
Financial Officer and Secretary
Charlotte, North Carolina
March 16, 2011

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CAMPUS CREST COMMUNITIES, INC. 2100 REXFORD ROAD ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 414 If you would like to reduce the costs incurred by our company in mailing proxy CHARLOTTE, NC 28211 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Ted W. Rollins 02 Michael S. Hartnett 03 N. Anthony Coles 04 Richard S. Kahlbaugh 05 Denis McGlynn 06 William G. Popeo 07 Daniel L. Simmons The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 0 0 0 2011; 3. To approve, by non-binding vote, executive compensation; and 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4. To recommend, by non-binding vote, the frequency of executive compensation votes. 0 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . CAMPUS CREST COMMUNITIES, INC. Annual Meeting of Stockholders April 25, 2011 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Ted W. Rollins and Michael S. Hartnett, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CAMPUS CREST COMMUNITIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on 4/25/2011, at the Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, 28211, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.11699 Address change/comments: 2 0000090479 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side